Exhibit 23.9

Consent of Dutch Counsel to F.I. CBM Holdings N.V.

We hereby consent to the reference to Freshfields Bruckhaus Deringer LLP and to the inclusion of the statement set out in the following paragraph in the section under the heading “The DutchCo Shares, Articles of Association and Terms and Conditions of the Special Voting Shares—Loyalty Voting Structure” in the Registration Statement on Form F-4 originally filed by FI CBM Holdings N.V. with the Securities and Exchange Commission (the “SEC”) on May 14, 2013, as amended to date, under the U.S. Securities Act of 1933, as amended, (the “Securities Act”):

“Based on the advice of its Dutch counsel, Freshfields Bruckhaus Deringer LLP, DutchCo does not believe there to be any meaningful uncertainty regarding the interpretation and expected operation of Article 12 of the Articles of Association and Section 8 of the terms and conditions of the special shares, also taking into account the provisions of Article 4 of the Articles of Association and the remainder of the contractual provisions included in the terms and conditions of the special voting shares”.

In giving the consent set out above, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

/s/ Freshfields Bruckhaus Deringer LLP

Freshfields Bruckhaus Deringer LLP

June 6, 2013